As filed with the Securities and Exchange Commission on May 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

FIRST BUSEY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	37-1078406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 W. University Avenue

Champaign, Illinois  61820

(Address of principal executive offices)

First Busey Corporation 2021 Employee Stock Purchase Plan

(Full title of the plans)

John J. Powers

Executive Vice President, General Counsel

100 W. University Avenue

Champaign, Illinois 61820

(Name and address of agent for service)

(217) 365-4639

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (Check One):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value, issuable under the First Busey Corporation 2021 Employee Stock Purchase Plan	600,000	$25.28	(2)	$15,168,000.00	$1654.82
Total					$1,654.82

(1)         This Registration Statement on Form S-8 covers: (i) 600,000 shares of common stock, par value $0.001 per share, of First Busey Corporation (the “Registrant”) issuable pursuant to the First Busey Corporation 2021 Employee Stock Purchase Plan (the “Plan”); and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares that become issuable under the Plan by reason of any future stock dividend, stock split or other similar transaction.

(2)         Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share is based on the average high and low prices of the common stock as reported on the Nasdaq Global Select Market on May 17, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                         Plan Information.

The documents containing the information required by Item 1 of Part I to be contained in the Section 10(a) prospectus are omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                                                         Registrant Information and Employee Plan Annual Information.

The Registrant will provide participants of the First Busey Corporation 2021 Employee Stock Purchase Plan (the “Plan”), upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to First Busey Corporation, 100 W. University Avenue, Champaign, Illinois 61820, Attention: Principal Accounting Officer, telephone number (217) 365-4045.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents previously filed by First Busey Corporation (“First Busey” or the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)                                 First Busey’s Annual Report on Form 10-K for the year ended December 31, 2020 (filed with the Commission on February 25, 2021) (Commission File No. 0-15950);

(b)                                 First Busey’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 6, 2021;

(c)                                  First Busey’s Current Reports on Form 8-K filed on January 12, 2021, January 19, 2021, March 11, 2021, April 13, 2021, May 18, 2021 and May 21, 2021 (other than those portions of the documents deemed to be furnished and not filed); and

(d)                                 The description of First Busey’s common stock, par value $.001 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on April 30, 1990 (1934 Act File No. 000-15950), as updated by the description of First Busey’s common stock contained in Exhibit 4.1 to its Current Report on Form 8-K, filed with the Commission on September 23, 2020, and all amendments or reports filed for the purpose of updating such description.

Each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date of filing of such document or report; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus which is a part hereof.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                         Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes Annotated, or the Nevada RSA, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person: (i) is not liable pursuant to Nevada RSA Section 78.138, or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada RSA Section 78.138 or did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada RSA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she: (i) is not liable under Nevada RSA Section 78.138, or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada RSA further provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced under subsection 2 of Nevada RSA 78.751, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of a director, officer, employee or agent is proper under the circumstances. The determination must be made by: (i) the stockholders; (ii) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (iii) independent legal counsel, in a written opinion, if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, or if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

Section 78.751 of the Nevada RSA provides that a corporation shall indemnify any person who is a director, officer, employee or agent of a corporation to the extent such person has been successful on the merits or otherwise in defense of (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) any claim, issue or matter therein, against expenses actually and reasonably incurred by such person in connection with defending the action, including, without limitation, attorney’s fees. Unless otherwise restricted by a corporation’s articles of incorporation, bylaws or other agreement, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Section 78.751 of the Nevada RSA further provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Section 78.752 of the Nevada RSA empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and the liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the authority to indemnify such person against such liabilities and expenses.

Subsection 7 of Section 78.138 of the Nevada RSA provides that, except as otherwise provided in the Nevada RSA, or unless the corporation’s articles of incorporation provide for greater individual liability, a director or officer of a corporation is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Article Tenth of First Busey’s amended and restated articles of incorporation, as amended, provides that no director or officer shall be personally liable to First Busey or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for: (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of Section 78.300 of the Nevada RSA.

Article Thirteenth of First Busey’s amended and restated articles of incorporation, as amended, provides that First Busey shall, to the fullest extent permitted by Section 78.751 of the Nevada RSA, as the same may be amended or supplemented from time to time, indemnify any and all persons whom First Busey shall have power to indemnify under Section 78.751 of the Nevada RSA from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 78.751, and the indemnification provided for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

First Busey’s amended and restated by-laws provide further that First Busey shall have the power to indemnify and hold harmless any person, subject to the limits of applicable federal law and regulation and to the fullest extent permissible under the Nevada RSA, who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative of, is or was a director or officer or is or was serving at First Busey’s request or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. First Busey’s board of directors may in its discretion cause the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by First Busey as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Any such right of indemnification is not exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law or otherwise.

Additionally, the Registrant maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of its directors and officers, subject to certain limits and exceptions.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

See Exhibit Index.

Item 9.                                                         Undertakings.

(a)                                                       The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement..

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                                       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                                        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Champaign, State of Illinois, on May 21, 2021.

FIRST BUSEY CORPORATION

By:	/s/ Van A. Dukeman
Van A. Dukeman
Chairman, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Jeffrey D. Jones
Jeffrey D. Jones
Chief Financial Officer (Principal Financial Officer)

By:	/s/ Lynette M. Strode
Lynette M. Strode
Principal Accounting Officer, Senior Vice President

POWERS OF ATTORNEY

We, the undersigned directors and officers of First Busey hereby severally constitute and appoint Van A. Dukeman, Jeffrey D. Jones, John J. Powers and Amy L. Randolph, as our true and lawful attorneys and agents, each with full power of substitution, to do any and all things in our names in the capacities indicated below which said attorneys and agents may deem necessary or advisable to enable First Busey to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in connection with the registration of common stock of First Busey issued pursuant to the First Busey Corporation 2021 Employee Stock Purchase Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Van A. Dukeman	Chairman, President and Chief Executive Officer; Director	May 21, 2021
Van A. Dukeman	(principal executive officer)

/s/ Jeffrey D. Jones	Executive Vice President and Chief Financial Officer	May 21, 2021
Jeffrey D. Jones	(principal financial officer)

/s/ Lynette M. Strode	Principal Accounting Officer, Senior Vice President	May 21, 2021
Lynette M. Strode	(principal accounting officer)

/s/ Gregory B. Lykins	Vice-Chairman	May 21, 2021
Gregory B. Lykins

/s/ Samuel P. Banks	Director	May 21, 2021
Samuel P. Banks

/s/ George Barr	Director	May 21, 2021
George Barr

/s/ Stanley J. Bradshaw	Director	May 21, 2021
Stanley J. Bradshaw

/s/ Michael D. Cassens	Director	May 21, 2021
Michael D. Cassens

/s/ Karen M. Jensen	Director	May 21, 2021
Karen M. Jensen

/s/ Frederic L. Kenney	Director	May 21, 2021
Frederic L. Kenney

/s/ Stephen V. King	Director	May 21, 2021
Stephen V. King

/s/ Thomas G. Sloan	Director	May 21, 2021
Thomas G. Sloan

EXHIBIT INDEX

Exhibit Number		Description

4.1

Amended and Restated Articles of Incorporation of First Busey Corporation, together with: (i) the Certificate of Amendment to Articles of Incorporation, dated July 31, 2007; (ii) the Certificate of Amendment to Articles of Incorporation, dated December 3, 2009; (iii) the Certificate of Amendment to Articles of Incorporation, dated May 21, 2010; and (iv)  the Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, dated September 8, 2015 (filed as Exhibit 3.1 to First Busey’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Commission on November 6, 2015 (Commission No. 0-15950), and incorporated herein by reference)

4.2

Certificate of Amendment to Articles of Incorporation of First Busey Corporation, dated May 22, 2020 (filed as Exhibit 4.2 to First Busey’s Registration Statement on Form S-8 filed with the Commission on May 29, 2020 (Commission File No. 333-238782), and incorporated herein by reference)

4.3

First Busey Corporation Amended and Restated Bylaws (filed as Exhibit 3.1 to First Busey’s Current Report on Form 8-K dated November 18, 2008, filed with the Commission on November 24, 2008 (Commission No. 0-15950), and incorporated herein by reference)

4.4

First Busey Corporation 2021 Employee Stock Purchase Plan (filed as Appendix A to First Busey’s Proxy Statement on Form DEF 14A filed with the Commission on April 8, 2021, and incorporated herein by reference)

5.1	*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding legality of shares of First Busey Corporation common stock

23.1	*	Consent of RSM US LLP

23.2	*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP, special counsel to First Busey Corporation (included as part of Exhibit 5.1)

24.1	*	Powers of Attorney (included in the signature page hereto)

*	Filed herewith